Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

RealNetworks, Inc.:

We consent to the use of our report dated March 30, 2020, before the effects of the adjustment to retrospectively present the disposition of Napster as discontinued operations, with respect to the consolidated balance sheets of RealNetworks, Inc. and subsidiaries (the Company) as of December 31, 2019, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the prospectus.

Our report dated March 30, 2020 on the consolidated financial statements contains an explanatory paragraph that states that the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company suffered recurring losses from operations and anticipates negative operating cash flows that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Seattle, Washington

March 29, 2021